                                                                      EXHIBIT 11



                                 FIBERMARK, INC.

                         STATEMENT REGARDING COMPUTATION
                            OF NET EARNINGS PER SHARE
                                   (Unaudited)



Exhibit 11 - Statement regarding computation of per share earnings attached to and made part of Part II of Form 10-Q for the nine-month period ended September 30, 1997 and 1996.


                                         Sept. 30, 1997             Sept. 30, 1996
                                         --------------             --------------
     Weighted average number of
     shares issued and outstanding         6,275,213                   6,053,000
